Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER FISCAL 2014 EARNINGS

SECOND QUARTER HIGHLIGHTS INCLUDE:

Preferred Loans Increase by $25.9 Million or 7% since June 30, 2013

Core Deposits Increase by $5.7 Million since June 30, 2013

Non-Performing Assets Decline by 15% since June 30, 2013

Net Charge-Offs Decline to $166,000 during the Current Quarter

Repurchase of 385,083 Shares of Common Stock during the Current Quarter

Riverside, Calif. – January 30, 2014 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced second quarter earnings for the fiscal year ending June 30, 2014.
            For the quarter ended December 31, 2013, the Company reported net income of $1.60 million, or $0.16 per diluted share (on 10.27 million average shares outstanding), compared to net income of $6.94 million, or $0.64 per diluted share (on 10.90 million average shares outstanding), in the comparable period a year ago.  The decrease in net income for the second quarter of fiscal 2014 was primarily attributable to a $12.15 million decrease in the gain on sale of loans and a $1.12 million decrease in net interest income, partly offset by a $3.76 million decrease in salaries and employee benefits expense, a $921,000 improvement in the provision for loan losses, and a decrease of $3.85 million in the provision for income taxes, compared to the same period one year ago.
“Over the past few quarters we have invested in our preferred loan origination platform by hiring origination, underwriting and processing professionals.  We are beginning to see positive results from that investment.  We originated $84.0 million of loans held for investment, primarily preferred loans, during the first six months of fiscal 2014 compared to $45.1 million during the same period in fiscal 2013.  As a result, December 31, 2013 marks the second consecutive quarter-end where the loans held for investment balance has grown from the prior sequential quarter’s ending balance.  We are determined to increase loans held for investment and coupled with the investment we have made to do so, we believe that general economic conditions are no longer the impediment that they once were which is providing us a better opportunity in fulfilling this important goal,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “In addition, we have made great strides in adjusting our mortgage banking business model to the new environment although we recognize there is more work that needs to be completed.  We will not be satisfied until our mortgage banking business is once again contributing to our bottom line.”
     As of December 31, 2013, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based and Total Risk-Based capital ratios of 12.56 percent, 19.80 percent and 21.06 percent, respectively.  As of June 30, 2013, these ratios were 13.12 percent, 21.36 percent and 22.64 percent, respectively.

Return on average assets for the second quarter of fiscal 2014 decreased to 0.56 percent from 2.21 percent for the same period of fiscal 2013, and return on average stockholders’ equity for the second quarter of fiscal 2014 decreased to 4.13 percent from 18.14 percent for the comparable period of fiscal 2013.
On a sequential quarter basis, the second quarter net income of fiscal 2014 reflects a $90,000, or six percent, increase from net income of $1.51 million in the first quarter of fiscal 2014.  The increase in net income in the second quarter of fiscal 2014 was primarily attributable to a decrease of $1.54 million in salaries and employee benefits expense, partly offset by a decrease of $1.02 million in the gain on sale of loans, compared to the first quarter of fiscal 2014.  Diluted earnings per share for the second quarter of fiscal 2014 increased by 14 percent to $0.16 per share from $0.14 per share in the first quarter of fiscal 2014.  Return on average assets increased to 0.56 percent for the second quarter of fiscal 2014 from 0.52 percent in the first quarter of fiscal 2014; and return on average stockholders’ equity for the second quarter of fiscal 2014 was 4.13 percent, compared to 3.82 percent for the first quarter of fiscal 2014.
For the six months ended December 31, 2013, net income decreased $3.12 million from $15.67 million in the comparable period ended December 31, 2012; and diluted earnings per share for the six months ended December 31, 2013 decreased to $0.30 from $1.43 for the comparable six month period last year.
Net interest income decreased $1.12 million, or 13 percent, to $7.65 million in the second quarter of fiscal 2014 from $8.77 million for the same quarter of fiscal 2013, attributable to a 16 basis point decrease in the net interest margin and a $94.1 million, or eight percent, decrease in average interest-earning assets.  Non-interest income decreased

$12.89 million, or 64 percent, to $7.14 million in the second quarter of fiscal 2014 from $20.03 million in the same quarter of fiscal 2013.  Non-interest expense decreased $3.90 million, or 23 percent, to $12.87 million in the second quarter of fiscal 2014 from $16.77 million in the same quarter of fiscal 2013.  The decreases in non-interest income and non-interest expense relate primarily to mortgage banking operations.
The average balance of loans outstanding, including loans held for sale, decreased by $175.0 million, or 17 percent, to $861.6 million in the second quarter of fiscal 2014 compared to $1.04 billion in the same quarter of fiscal 2013, reflecting the decline in mortgage banking activity.  The average yield on loans receivable decreased by 13 basis points to 4.22 percent in the second quarter of fiscal 2014 from an average yield of 4.35 percent in the same quarter of fiscal 2013.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans repricing to lower current market interest rates.  Loans originated and purchased for investment in the second quarter of fiscal 2014 totaled $43.1 million, consisting primarily of multi-family and commercial real estate loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) increased by $25.9 million, or seven percent, to $382.4 million at December 31, 2013 from $356.5 million at June 30, 2013.  The percentage of preferred loans to total loans held for investment at December 31, 2013 increased to 50 percent from 47 percent at June 30, 2013.  Loan principal payments received in the second quarter of fiscal 2014 were $34.7 million, compared to $32.5 million in the same quarter of fiscal 2013.  In addition, real estate acquired in the settlement of loans (real estate owned), gross of any allowances, in the second quarter of fiscal 2014 declined to $1.2 million, compared to $1.7 million in the same quarter of fiscal 2013, due primarily to the improvement in the credit quality of the loan portfolio and stronger real estate markets.
The average balance of investment securities decreased by $3.6 million, or 17 percent, to $18.2 million in the second quarter of fiscal 2014 from $21.8 million in the same quarter of fiscal 2013.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 13 basis points to 1.89 percent in the second quarter of fiscal 2014 from 2.02 percent for the same quarter of fiscal 2013.  The decline in the average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In the second quarter of fiscal 2014, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, $2.4 million of excess capital stock was redeemed at par and a $204,000 cash dividend was received by the Bank in the second quarter of fiscal 2014.  This is comparable to the same quarter last year when the Bank received a $2.0 million partial redemption and a $137,000 cash dividend.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $92.5 million, or 70 percent, to $224.9 million in the second quarter of fiscal 2014 from $132.4 million in the same quarter of fiscal 2013, reflecting the reduction in loans held for sale.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain interest rate environment and uses its available liquidity to fund its mortgage banking operations, to fund new loans held for investment, and to pay off borrowings as they mature.  The average yield earned on interest-earning deposits was 0.25 percent in both the second quarters of fiscal 2014 and 2013 and lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits decreased $24.2 million, or three percent, to $925.2 million in the second quarter of fiscal 2014 from $949.4 million in the same quarter of fiscal 2013.  The average cost of deposits decreased by 10 basis points to 0.61 percent in the second quarter of fiscal 2014 from 0.71 percent in the same quarter last year, primarily due to higher cost time deposits repricing to lower current market interest rates and a lower percentage of time deposits to the total deposit balance.  Core deposits increased $5.7 million, or one percent, to $526.5 million at December 31, 2013 from $520.8 million at June 30, 2013, while time deposits decreased $14.9 million, or four percent, to $387.3 million at December 31, 2013 from $402.2 million at June 30, 2013, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $70.7 million, or 56 percent, to $55.8 million and the average cost of advances decreased 45 basis points to 3.12 percent in the second quarter of fiscal 2014, compared to an average balance of $126.5 million and an average cost of 3.57 percent in the same quarter of fiscal 2013.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the second quarter of fiscal 2014 decreased 16 basis points to 2.74 percent from 2.90 percent in the same quarter last year.  The decrease was primarily due to the decline in the average yield of interest-earning assets outpacing the declining cost of liabilities.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities and a higher level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of time deposits to current market interest rates and the decline in the average cost of borrowings as higher costing FHLB advances were repaid at maturity.
During the second quarter of fiscal 2014, the Company recorded a recovery from the allowance for loan losses of $(898,000), compared to the $23,000 provision for loan losses recorded during the same period of fiscal 2013 and the $(942,000) recovery recorded in the first quarter of fiscal 2014 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $20.4 million, or 1.80 percent of total assets, at December 31, 2013, compared to $24.0 million, or 1.98 percent of total assets, at June 30, 2013.  Non-performing loans at December 31, 2013 decreased $4.6 million or 21 percent since June 30, 2013 to $17.1 million and were primarily comprised of 40 single-family loans ($11.1 million); six commercial real estate loans ($2.7 million); seven multi-family loans ($3.2 million) and five commercial business loans ($120,000).  Real estate owned acquired in the settlement of loans at December 31, 2013 was primarily comprised of three single-family properties ($1.3 million), two undeveloped lots ($9,000) and two commercial real estate properties ($2.0 million).
Net charge-offs for the quarter ended December 31, 2013 were $166,000 or 0.08 percent (annualized) of average loans receivable, compared to $1.61 million or 0.62 percent (annualized) of average loans receivable for the quarter ended December 31, 2012 and $1.89 million or 0.82 percent (annualized) of average loans receivable for the quarter ended September 30, 2013 (sequential quarter).
Classified assets at December 31, 2013 were $37.1 million, comprised of $6.6 million of loans in the special mention category, $27.2 million of loans in the substandard category and $3.3 million in real estate owned.  Classified assets at June 30, 2013 were $47.0 million, comprised of $6.9 million of loans in the special mention category, $37.8 million of loans in the substandard category and $2.3 million in real estate owned.
For the quarters ended December 31, 2013 and 2012, no loans were restructured from their original terms that were not previously classified as restructured loans.  As of December 31, 2013, the outstanding balance of restructured loans was $5.8 million: one loan was classified as special mention ($384,000, on accrual status); and 17 loans were classified as substandard ($5.4 million, all of which were on non-accrual status).  As of December 31, 2013, $3.0 million, or 51 percent, of restructured loans were current with respect to their payment status.
The allowance for loan losses was $11.0 million at December 31, 2013, or 1.44 percent of gross loans held for investment, compared to $14.9 million at June 30, 2013, or 1.96 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at December 31, 2013.
    Non-interest income decreased by $12.89 million, or 64 percent, to $7.14 million in the second quarter of fiscal 2014 from $20.03 million in the same period of fiscal 2013, primarily as a result of a $12.15 million decrease in the gain on sale of loans.  On a sequential quarter basis, non-interest income decreased $1.04 million, or 13 percent, primarily as a result of a $1.02 million, or 15 percent, decrease in the gain on sale of loans.
The gain on sale of loans decreased to $5.73 million for the quarter ended December 31, 2013 from $17.88 million in the comparable quarter last year, reflecting the impact of a significantly lower average loan sale margin and loan sale volume resulting from higher mortgage interest rates during the second quarter of fiscal 2014 as compared to the same period in fiscal 2013.  The average loan sale margin for mortgage banking was 136 basis points for the quarter ended December 31, 2013, down 56 basis points from 192 basis points in the comparable quarter last year and up 20 basis points from 116 basis points in the first quarter of fiscal 2014 (sequential quarter).  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $415.9 million in the quarter ended December 31, 2013, down 55 percent from $931.6 million in the comparable quarter last year.  The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $(2.19 million) in the second quarter of fiscal 2014, compared to an unfavorable fair-value adjustment that amounted to a net loss of $(5.07 million) in the same period last year.  The gain on sale of loans for the second quarter of fiscal 2014 includes a $(70,000) recovery from the recourse reserve for loans sold that are subject to repurchase, compared to a $1.28 million recourse provision for loans sold that are subject to repurchase in the comparable quarter of fiscal 2013.  As of December 31, 2013, the recourse reserve for loans sold that are subject to repurchase was $1.2 million, a decrease of $909,000, or 43 percent, from $2.1 million at June 30, 2013.
In the second quarter of fiscal 2014, a total of $453.0 million of loans were originated and purchased for sale, 55 percent lower than the $1.01 billion for the same period last year, and 34 percent lower than the $683.7 million during the first quarter of fiscal 2014 (sequential quarter).  The loan origination volume has declined because the recent rise in mortgage interest rates has severely curtailed refinance activity.  Total loans sold during the quarter ended December 31, 2013 were $500.8 million, 51 percent lower than the $1.01 billion sold during the same quarter last year, and 28 percent lower than the $693.0 million sold during the first quarter of fiscal 2014 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $496.1 million in the second quarter of fiscal 2014, a decrease of 52 percent from $1.04 billion in the same quarter of fiscal 2013, and 32 percent lower than the $724.6 million in the first quarter of fiscal 2014 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net loss of $(82,000) in the second quarter of fiscal 2014, compared to a net gain of $595,000 in the comparable period last year.  Four real estate owned properties were sold in the quarter ended December 31, 2013 compared to 11 real estate owned properties sold in the same quarter last year.  Three real estate owned properties were acquired in the settlement of loans during the second quarter of fiscal 2014, compared to five real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of December 31, 2013, the real estate owned balance was $3.3 million (seven properties), compared to $2.3 million (10 properties) at June 30, 2013.
Non-interest expenses decreased $3.90 million, or 23 percent, to $12.87 million in the second quarter of fiscal 2014 from $16.77 million in the same quarter last year, primarily as a result of the decrease in salaries and employee benefits expense.  The decrease in salaries and employee benefits expense was primarily related to the decrease in mortgage banking loan production.
The Company’s efficiency ratio increased to 87 percent in the second quarter of fiscal 2014 from 58 percent in the second quarter of fiscal 2013.  The increase was the result of the decreases in non-interest income and net interest income, partly offset by the decrease in non-interest expense.
The Company’s provision for income taxes was $1.22 million for the second quarter of fiscal 2014, a decrease of $3.85 million or 76 percent, from $5.07 million in the same quarter last year, as a result of the decline in income before taxes.  The effective income tax rate for the quarter ended December 31, 2013 was 43.3 percent as compared to 42.2 percent in the same quarter last year.  The Company believes that the tax provision recorded in the second quarter of fiscal 2014 reflects its current income tax obligations.
The Company repurchased 385,083 shares of its common stock during the quarter ended December 31, 2013 at an average cost of $14.72 per share.  As of December 31, 2013, all of the shares authorized in the March 2013 stock repurchase plan have been purchased and a total of 175,342 shares, or 35%, of the shares authorized in the

November 2013 stock repurchase plan have been purchased, leaving 324,563 shares available for future purchases.
The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices (Pleasanton and Rancho Cucamonga, California) and 15 retail loan production offices located in City of Industry, Elk Grove, Escondido, Glendora, Hermosa Beach, Livermore, Rancho Cucamonga (2), Riverside (3), Roseville, San Rafael, Santa Barbara and Westlake Village, California.
The Company will host a conference call for institutional investors and bank analysts on Monday, February 3, 2014 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1059 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Monday, February 10, 2014 by dialing 1-800-475-6701 and referencing access code number 317600.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement
This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business.  You should not place undue reliance on these statements, as they are subject to risks and uncertainties.  When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.  There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements.  Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and charge-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the residential and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserve; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of the Company by the Federal Reserve Board or of the Bank by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to enter into a formal enforcement action or to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings;  legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules, including as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd Frank Act") and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock;  adverse changes in the securities markets; the inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; war or terrorist activities; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Company’s reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	December 31, 2013	June 30, 2013

Assets
Cash and cash equivalents	$181,792	$193,839
Investment securities – available for sale at fair value	17,736	19,510
Loans held for investment, net of allowance for loan losses of
$11,041 and $14,935, respectively	756,806	748,397
Loans held for sale, at fair value	130,821	188,050
Accrued interest receivable	2,580	2,992
Real estate owned, net	3,291	2,296
FHLB – San Francisco stock	10,905	15,273
Premises and equipment, net	6,667	6,691
Prepaid expenses and other assets	23,464	33,993

Total assets	$1,134,062	$1,211,041

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$55,126	$57,835
Interest-bearing deposits	858,630	865,175
Total deposits	913,756	923,010

Borrowings	51,462	106,491
Accounts payable, accrued interest and other liabilities	16,394	21,566
Total liabilities	981,612	1,051,067

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,702,365 and 17,661,865 shares issued, respectively; 9,851,765 and 10,386,399 shares outstanding, respectively)

	177	177
Additional paid-in capital	88,358	87,742
Retained earnings	180,897	179,816
Treasury stock at cost (7,850,600 and 7,275,466 shares, respectively)
	(117,440)	(108,315)
Accumulated other comprehensive income, net of tax	458	554

Total stockholders’ equity	152,450	159,974

Total liabilities and stockholders’ equity	$1,134,062	$1,211,041

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited –In Thousands, Except Share Information)
	December 31, 2013	September 30, 2013

Assets
Cash and cash equivalents	$181,792	$156,992
Investment securities – available for sale at fair value	17,736	18,564
Loans held for investment, net of allowance for loan losses of
$11,041 and $12,105, respectively	756,806	748,956
Loans held for sale, at fair value	130,821	183,765
Accrued interest receivable	2,580	2,630
Real estate owned, net	3,291	3,172
FHLB – San Francisco stock	10,905	13,308
Premises and equipment, net	6,667	6,701
Prepaid expenses and other assets	23,464	18,939

Total assets	$1,134,062	$1,153,027

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$55,126	$57,502
Interest-bearing deposits	858,630	861,593
Total deposits	913,756	919,095

Borrowings	51,462	56,476
Accounts payable, accrued interest and other liabilities	16,394	20,298
Total liabilities	981,612	995,869

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,702,365 and 17,666,865 shares issued, respectively; 9,851,765 and 10,201,348 shares outstanding, respectively)

	177	177
Additional paid-in capital	88,358	87,917
Retained earnings	180,897	180,299
Treasury stock at cost (7,850,600 and 7,465,517 shares, respectively)
	(117,440)	(111,719)
Accumulated other comprehensive income, net of tax	458	484

Total stockholders’ equity	152,450	157,158

Total liabilities and stockholders’ equity	$1,134,062	$1,153,027

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended December 31,		Six Months Ended December 31,

	2013	2012	2013	2012
Interest income:
Loans receivable, net	$9,085	$11,286	$18,791	$22,919
Investment securities	86	110	178	224
FHLB – San Francisco stock	204	137	412	164
Interest-earning deposits	138	84	248	157
Total interest income	9,513	11,617	19,629	23,464

Interest expense:
Checking and money market deposits	96	112	198	210
Savings deposits	152	144	299	292
Time deposits	1,171	1,449	2,434	2,973
Borrowings	439	1,140	1,082	2,281
Total interest expense	1,858	2,845	4,013	5,756

Net interest income	7,655	8,772	15,616	17,708
(Recovery) provision for loan losses	(898)	23	(1,840)	556
Net interest income, after (recovery) provision for loan losses	8,553	8,749	17,456	17,152

Non-interest income:
Loan servicing and other fees	331	382	526	720
Gain on sale of loans, net	5,732	17,878	12,486	38,473
Deposit account fees	619	617	1,240	1,240
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans	(82)	595	(30)	668
Card and processing fees	317	315	661	636
Other	227	248	444	457
Total non-interest income	7,144	20,035	15,327	42,194

Non-interest expense:
Salaries and employee benefits	8,912	12,671	19,364	25,856
Premises and occupancy	1,104	1,100	2,263	2,250
Equipment	474	422	954	863
Professional expenses	507	453	931	806
Sales and marketing expenses	391	416	806	836
Deposit insurance and regulatory assessments	229	303	443	642
Other	1,254	1,404	2,640	2,842
Total non-interest expense	12,871	16,769	27,401	34,095

Income before taxes	2,826	12,015	5,382	25,251
Provision for income taxes	1,223	5,075	2,266	9,581
Net income	$1,603	$6,940	$3,116	$15,670

Basic earnings per share	$0.16	$0.65	$0.31	$1.46
Diluted earnings per share	$0.16	$0.64	$0.30	$1.43
Cash dividends per share	$0.10	$0.05	$0.20	$0.10

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	December 31,	September 30,
	2013	2013
Interest income:
Loans receivable, net	$9,085	$9,706
Investment securities	86	92
FHLB – San Francisco stock	204	208
Interest-earning deposits	138	110
Total interest income	9,513	10,116

Interest expense:
Checking and money market deposits	96	102
Savings deposits	152	147
Time deposits	1,171	1,263
Borrowings	439	643
Total interest expense	1,858	2,155

Net interest income	7,655	7,961
Recovery for loan losses	(898)	(942)
Net interest income, after recovery for loan losses	8,553	8,903

Non-interest income:
Loan servicing and other fees	331	195
Gain on sale of loans, net	5,732	6,754
Deposit account fees	619	621
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans, net	(82)	52
Card and processing fees	317	344
Other	227	217
Total non-interest income	7,144	8,183

Non-interest expense:
Salaries and employee benefits	8,912	10,452
Premises and occupancy	1,104	1,159
Equipment	474	480
Professional expenses	507	424
Sales and marketing expenses	391	415
Deposit insurance premiums and regulatory assessments	229	214
Other	1,254	1,386
Total non-interest expense	12,871	14,530

Income before taxes	2,826	2,556
Provision for income taxes	1,223	1,043
Net income	$1,603	$1,513

Basic earnings per share	$0.16	$0.15
Diluted earnings per share	$0.16	$0.14
Cash dividends per share	$0.10	$0.10

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
SELECTED FINANCIAL RATIOS:
Return on average assets	0.56%	2.21%	0.54%	2.50%
Return on average stockholders’ equity	4.13%	18.14%	3.97%	20.89%
Stockholders’ equity to total assets	13.44%	12.49%	13.44%	12.49%
Net interest spread	2.66%	2.79%	2.68%	2.82%
Net interest margin	2.74%	2.90%	2.78%	2.93%
Efficiency ratio	86.97%	58.21%	88.55%	56.92%
Average interest-earning assets to average
interest-bearing liabilities	113.85%	112.55%	113.74%	112.06%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.16	$0.65	$0.31	$1.46
Diluted earnings per share	$0.16	$0.64	$0.30	$1.43
Book value per share	$15.47	$14.71	$15.47	$14.71
Shares used for basic EPS computation	10,078,510	10,654,044	10,191,901	10,726,665
Shares used for diluted EPS computation	10,271,484	10,899,769	10,398,392	10,940,876
Total shares issued and outstanding	9,851,765	10,597,005	9,851,765	10,597,005

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$229,181	$474,152	$556,929	$892,706
Wholesale originations and purchases	223,800	534,687	579,755	976,584
Total loans originated and purchased for sale	$452,981	$1,008,839	$1,136,684	$1,869,290

LOANS SOLD:
Servicing released	$495,968	$1,009,172	$1,188,345	$1,791,470
Servicing retained	4,855	5,037	5,495	10,677
Total loans sold	$500,823	$1,014,209	$1,193,840	$1,802,147

	As of	As of	As of	As of	As of
	12/31/13	09/30/13	06/30/13	03/31/13	12/31/12
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$1,202	$1,258	$2,111	$2,302	$7,776
Allowance for loan losses	$11,041	$12,105	$14,935	$16,826	$18,530
Non-performing loans to loans held for investment, net	2.27%	2.48%	2.90%	2.68%	3.16%
Non-performing assets to total assets	1.80%	1.88%	1.98%	1.84%	2.15%
Allowance for loan losses to gross non- performing loans	57.17%	58.57%	58.77%	73.01%	64.40%
Allowance for loan losses to gross loans held for
investment	1.44%	1.59%	1.96%	2.18%	2.34%
Net charge-offs to average loans receivable (annualized)	0.08%	0.82%	0.15%	0.49%	0.62%
Non-performing loans	$17,143	$18,552	$21,682	$20,195	$24,365
Loans 30 to 89 days delinquent	$-	$1,104	$363	$2,519	$1,423

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/13	09/30/13	06/30/13	03/31/13	12/31/12
Recourse (recovery) provision for loans sold	$(70)	$(186)	$(191)	$27	$1,285
(Recovery) provision for loan losses	$(898)	$(942)	$(1,538)	$(517)	$23
Net charge-offs	$166	$1,888	$353	$1,187	$1,611

	As of	As of	As of	As of	As of
	12/31/13	09/30/13	06/30/13	03/31/13	12/31/12
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	12.56%	13.07%	13.12%	12.55%	12.26%
Tier 1 risk-based capital ratio	19.80%	20.82%	21.36%	20.76%	18.79%
Total risk-based capital ratio	21.06%	22.09%	22.64%	22.02%	20.05%

	As of December 31,
	2013		2012
INVESTMENT SECURITIES:	Balance	Rate (1)	Balance	Rate (1)
Available for sale (at fair value):
U.S. government agency MBS	$9,808	1.68%	$11,600	1.90%
U.S. government sponsored enterprise MBS	7,003	2.40	8,428	2.44
Private issue collateralized mortgage obligations	925	2.41	1,156	2.40
Total investment securities available for sale	$17,736	2.00%	$21,184	2.14%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$382,762	3.24%	$422,457	3.69%
Multi-family (5 or more units)	285,530	5.00	261,580	5.51
Commercial real estate	95,390	6.08	101,621	6.44
Construction	1,792	5.83	-	-
Other mortgage	-	-	390	4.82
Commercial business	1,322	6.78	2,199	6.88
Consumer	326	9.48	383	9.33
Total loans held for investment	767,122	4.26%	788,630	4.66%

Undisbursed loan funds	(1,611)		-
Deferred loan costs, net	2,336		1,957
Allowance for loan losses	(11,041)		(18,530)
Total loans held for investment, net	$756,806		$772,057

Purchased loans serviced by others included above	$12,685	4.39%	$17,582	4.65%

DEPOSITS:
Checking accounts – non interest-bearing	$55,126	-%	$51,121	-%
Checking accounts – interest-bearing	206,503	0.14	204,954	0.14
Savings accounts	239,407	0.25	225,501	0.25
Money market accounts	25,450	0.33	27,599	0.37
Time deposits	387,270	1.15	426,031	1.32
Total deposits	$913,756	0.60%	$935,206	0.70%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of December 31,
(Dollars in Thousands)	2013		2012
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	-	-	20,000	3.39
Over three to six months	10,000	2.93	-	-
Over six months to one year	-	-	55,000	3.95
Over one year to two years	-	-	10,000	2.93
Over two years to three years	-	-	-	-
Over three years to four years	91	6.49	-	-
Over four years to five years	10,000	3.01	110	6.49
Over five years	31,371	3.22	41,409	3.18
Total borrowings	$51,462	3.13%	$126,519	3.53%

	Quarter Ended		Six Months Ended
	December 31,		December 31,
SELECTED AVERAGE BALANCE	2013	2012	2013	2012
SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (2)	$861,635	$1,036,682	$893,335	$1,042,167
Investment securities	18,162	21,753	18,625	22,195
FHLB – San Francisco stock	12,080	20,107	13,185	20,881
Interest-earning deposits	224,949	132,413	198,724	124,421
Total interest-earning assets	$1,116,826	$1,210,955	$1,123,869	$1,209,664
Total assets	$1,153,632	$1,256,688	$1,160,986	$1,255,738

Deposits	$925,215	$949,412	$922,039	$952,945
Borrowings	55,760	126,524	66,094	126,531
Total interest-bearing liabilities	$980,975	$1,075,936	$988,133	$1,079,476
Total stockholders’ equity	$155,324	$153,016	$156,791	$149,997

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.22%	4.35%	4.21%	4.40%
Investment securities	1.89%	2.02%	1.91%	2.02%
FHLB – San Francisco stock	6.76%	2.73%	6.25%	1.56%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	3.41%	3.84%	3.49%	3.88%

Deposits	0.61%	0.71%	0.63%	0.72%
Borrowings	3.12%	3.57%	3.25%	3.58%
Total interest-bearing liabilities	0.75%	1.05%	0.81%	1.06%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	12/31/13	09/30/13	06/30/13	03/31/13	12/31/12
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$8,689	$6,771	$8,129	$9,304	$10,677
Multi-family	1,077	1,157	1,236	900	1,111
Commercial real estate	1,929	3,765	3,218	1,958	1,737
Commercial business loans	13	15	7	34	7
Total	11,708	11,708	12,590	12,196	13,532

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	2,419	3,740	5,094	5,850	7,708
Multi-family	2,099	2,109	2,521	759	480
Commercial real estate	810	880	1,354	1,227	2,477
Commercial business loans	107	115	123	163	168
Total	5,435	6,844	9,092	7,999	10,833

Total non-performing loans	17,143	18,552	21,682	20,195	24,365

Real estate owned, net	3,291	3,172	2,296	2,227	2,435
Total non-performing assets	$20,434	$21,724	$23,978	$22,422	$26,800

Restructured loans on accrual status:
Mortgage loans:
Single-family	$384	$815	$434	$2,575	$4,252
Multi-family	-	-	-	2,755	2,755
Other	-	-	-	-	232
Total	$384	$815	$434	$5,330	$7,239

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.

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